EXHIBIT (H)(23)


                         SHAREHOLDER SERVICES AGREEMENT

                           THOMPSON PLUMB FUNDS, INC.


         This Shareholder Services Agreement (this "Agreement") is made as of ___________, 2002, between Thompson Plumb Funds, Inc. ("Thompson Plumb"), on its own behalf and on behalf of each of its mutual fund series listed on Schedule I hereto; Thompson Plumb & Associates, Inc. (the "Fund Affiliate"); and Thompson Plumb Trust Company ("Service Provider"). Thompson Plumb and the Fund Affiliate are collectively referred to as "Fund Parties." The parties to this Agreement are referred to as "Parties" or individually as a "Party".

         WHEREAS the Fund Affiliate is the investment adviser for the Funds;

         WHEREAS Thompson Plumb is an open-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), with one or more series of shares (each such series of shares identified on Schedule I hereto, as amended from time to time, being referred to as a "Fund");

         WHEREAS Fund Parties wish to obtain for the Funds certain shareholder services such as record maintenance, fund communications, shareholder communications, transactional services, information returns and reports, and other such services;

         WHEREAS Service Provider is willing to perform such shareholder services on the terms and conditions set forth herein;

         WHEREAS Fund Parties desire to compensate Service Provider for providing such shareholder services;

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1.       Services.

                  During the term of this Agreement, Service Provider shall perform the services set forth herein and on Exhibit A hereto, as such exhibit may be amended from time to time by mutual consent of the parties (the "Services").

2.       Fees.

                  For the Services, Service Provider shall receive a fee (the "Fee") which shall be calculated and paid in accordance with Exhibit B hereto. Should Exhibit A be amended to revise the Services, the parties shall also amend Exhibit B, if necessary, in order to reflect any changes in the Fee.


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3.       Operational Matters.

                  In processing purchase and redemption orders placed by Service Provider on behalf of Service Provider's clients, and in order to facilitate Service Provider's performance of the Services, Fund Parties agree to follow and comply with, and to cause each Fund to follow and comply with, the procedures, terms and conditions set forth in the Prospectus and Statement of Additional Information of the relevant Fund. The terms "Prospectus" and "Statement of Additional Information" are used herein to refer respectively to the then current prospectus and statement of additional information relating to the shares of each relevant Fund forming parts of the Registration Statement on Form N-1A of a Fund under the Securities Act of 1933, as amended (the "1933 Act"),and the 1940 Act.

4.       Transaction Charges.

         Service Provider shall not, during the term of this agreement, assess against or collect from its clients or customers who have brokerage, custody or investment accounts ("Clients") any transaction fee upon the purchase or redemption of any Fund's shares that are considered in calculating the Fee. Notwithstanding the foregoing, the parties acknowledge and agree that Service Provider may collect such transaction fees from certain Clients for certain special trading services and from other customers upon such other customers' redemption of certain shares. The value of shares as to which such transaction fees are charged will not be included in the calculation of the Fee.

5.       Representations, Warranties and Covenants.

         (a) Fund Parties represent and warrant to Service Provider that Fund Parties and the persons executing this Agreement on their behalf, including on behalf of any Fund, are duly authorized and empowered to execute and deliver this Agreement on behalf of Fund Parties and, when executed and delivered, this Agreement shall constitute the legal, valid and binding obligation of Fund Parties, enforceable in accordance with its terms. Fund Parties further represent and warrant to Service Provider that the payment to Service Provider of any Fees pursuant hereto (i) has been duly authorized by the Board of Directors of each Fund Party and any other person to the extent such authorization is required to make such payment; (ii) is properly disclosed in the relevant Fund Prospectus and/or Statement of Additional Information to the extent such disclosure may be required; and (iii) is in conformity with all federal, state and industry laws or regulations to which the Fund(s) or its agents are subject.

         (b) Each Fund is a "no-load" or "no sales charge" Fund as defined in Rule 2830 of the NASD Conduct Rules.

         (c) Service Provider represents and warrants that: (i) it and the persons executing this Agreement on its behalf are duly authorized and empowered to enter into this Agreement and, when executed and delivered, this Agreement shall constitute the legal, valid and binding obligation of Service Provider, enforceable in accordance with its terms; (ii) the activities of Service Provider contemplated by this Agreement comply with all provisions of federal and state securities laws and the NASD Conduct Rules applicable


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to such activities; (iii) Service Provider has obtained and shall maintain such registrations and qualifications as are necessary to permit it to perform its obligations hereunder; and (iv) the arrangements provided for in this Agreement will be disclosed to the Clients, to the extent required by law.

         (d) Service Provider represents and warrants that it will comply with all provisions of federal and state laws, rules and regulations, including the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), applicable to its respective activities under this Agreement. The receipt of compensation under this Agreement by Service Provider will not violate any federal or state laws, rules or regulations, including ERISA.

         (e) Service Provider represents and warrants that it has adopted a privacy policy in accordance with Regulation S-P and will comply with such privacy policy with regard to Clients who purchase, own and sell shares of any Fund. Service Provider further represents and warrants that it has adopted an anti-money laundering program that satisfies the requirements of the USA PATRIOT Act and applicable rules and regulations relating thereto and will comply with such program with regard to Clients who purchase, own and sell shares of any Fund.

         (f) Service Provider acknowledges and agrees that certain Clients may engage in activities that may be disruptive to a Fund, including market timing and frequent purchases, redemptions or exchanges. Service Provider agrees to use its best efforts to comply with policies and requests of any Fund that are designed to reduce or eliminate such disruptive activities and to assist a Fund or a Fund Party in identifying Clients who are engaging in such disruptive activities.

6.       Compliance Responsibilities; Uncontrollable Events; Indemnification.

         (a) Fund Parties acknowledge and agree that Service Provider is not responsible for: (i) any information contained in any prospectus, registration statement, annual report, proxy statement, or item of advertising or marketing material (including profile information) of or relating to any Fund or Fund Party (except for advertising or marketing materials prepared by Service Provider to the extent any information therein is not furnished to Service Provider by Fund Party, any Fund or any "affiliated person" (as that term is defined under Section 2(a)(3) of the 1940 Act) of any of them (each an "Affiliate") or accurately derived from information published or provided by any of them); (ii) the registration or qualification of any shares of any Fund under any federal or applicable state laws; or (iii) the compliance or failure to comply by any Fund or Fund Party, or any Affiliate, with any applicable federal or state law, rule or regulation (including the 1940 Act, the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and the rules and regulations thereunder) or the rules and regulations of any self-regulatory organization with jurisdiction over a Fund Party or such Fund or Affiliate, except to the extent the failure to so comply by a Fund Party or any Fund or Affiliate is caused by Service Provider's failure to comply with any of the applicable foregoing laws, rules, or regulations or its breach of this Agreement. The matters listed in this Section 6(a)(i)-(iii) include, but are not limited to,


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information published, distributed or made available, and activities conducted through, the Internet and any other electronic medium.

         (b) Service Provider acknowledges and agrees that neither Fund Parties nor any Fund or Affiliate is responsible for Service Provider's compliance or failure to comply with any applicable law, rule, or regulation governing Service Provider's performance of the Services, except to the extent that Service Provider's failure to comply with any such law, rule, or regulation is caused by the failure of a Fund Party, any Fund or any Affiliate to comply with any applicable law, rule, or regulation or a Fund Party's breach of this Agreement.

         (c) In providing the Services, a Service Provider is entitled to rely on any written records or instructions provided to it by a Fund Party or any Fund or by Clients. Except as otherwise set forth in this Agreement, any communication, instruction or notice made pursuant to this Agreement may be made orally, provided that such oral communication is promptly confirmed in writing by facsimile transmission or overnight mail.

         (d) At a Fund Party's request, Service Provider shall promptly provide information regarding the number of Clients who are invested in any Fund and who have purchased or redeemed shares of any Fund during the applicable period, and the names and addresses of Clients who beneficially own 5% or more of the outstanding shares of any Fund.

         (e) Fund Parties have full authority to take such action as they may deem advisable in respect of all matters pertaining to the continuous offering of Fund shares. Fund Parties reserve the right in their sole discretion to suspend sales or withdraw the offering of shares of any Fund at any time after Service Provider has received reasonable notice that such shares will no longer be available to the public; provided, however, that in the event that Fund Parties are required by law or regulation to suspend sales or withdraw the offering of shares of any Fund, Fund Parties may immediately suspend sales or withdraw the offering of such shares and will use their best efforts to notify Service Provider prior to such suspension or withdrawal.

         (f) Except to the extent specifically set forth in this Agreement, neither Party assumes any responsibility hereunder, and will not be liable to the other (and Service Provider will not be liable to any Fund or any Affiliate) for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

         (g) Fund Parties shall indemnify, defend and protect Service Provider and each director, officer, employee, shareholder, agent and Affiliate of Service Provider and hold Service Provider and each such director, officer, employee, shareholder, agent and Affiliate harmless from and against any and all claims, demands, actions, losses, damages, liabilities, costs, charges, reasonable counsel fees and expenses of any nature ("Losses") it or they incur arising out of: (i) any material inaccuracy or material omission in any Prospectus, Statement of Additional Information, registration statement, annual report, proxy statement or other publicly disseminated material of any Fund, or any advertising or


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promotional material generated by any Fund or a Fund Party or based on information published or generated by a Fund Party or any Fund or Affiliate of the Fund; (ii) any material breach by a Fund Party of any representation, warranty, covenant or agreement contained in this Agreement (except to the extent such Losses result from Service Provider's material breach of this Agreement, willful misconduct or negligence); or (iii) any action taken or omitted to be taken by Fund or Fund Party pursuant to this Agreement (except to the extent such Losses result from Service Provider's material breach of this Agreement, willful misconduct or negligence).

         (h) Service Provider shall indemnify, defend and protect each Fund Party, each Fund, and each of their respective directors, controlling persons, officers, employees, and agents, and hold each Fund, Fund Party, and each such director, controlling person, officer, employee and agent harmless from and against any and all Losses it or they incur arising out of: (i) any material inaccuracy or material omission in any advertising or promotional material generated by Service Provider that is not accurately derived from (a) the Prospectus, Statement of Additional Information, registration statement, annual report, proxy statement or other publicly disseminated material of any Fund provided to Service Provider, or (b) any advertising or promotional material generated by any Fund or Fund Party and provided to Service Provider, or (c) information published or generated by Fund Party or any Fund or Affiliate of the Fund and provided to Service Provider; (ii) any material breach by Service Provider of any representation, warranty, covenant or agreement contained in this Agreement (except to the extent such Losses result from Fund's or Fund Party's material breach of this Agreement, willful misconduct, or gross negligence); or (iii) any action taken or omitted to be taken by Service Provider pursuant to this Agreement (except to the extent such Losses result from Fund's or Fund Party's material breach of this Agreement, willful misconduct or negligence).

         (i) Neither Party shall be liable for any special, consequential, lost profits, incidental or punitive damages.

7.       Role and Relationship of Service Provider.

         The Parties acknowledge and agree that the Services under this Agreement are recordkeeping, shareholder communication and related services only and are not the services of a distributor or a principal underwriter of any Fund within the meaning of the 1993 Act or the 1940 Act or otherwise primarily intended to result in the sale of any Fund shares. This Agreement does not grant Service Provider any right to purchase shares from any Fund (although it does not preclude Service Provider from purchasing any such shares), nor does it constitute Service Provider an agent of Fund Parties or any Fund for purposes of selling shares of any Fund to any dealer or the public. To the extent Service Provider is involved in the purchase of shares of any Fund by Service Provider's customers, such involvement will be as agent of such customer only.

8.       Proprietary Information.

         Service Provider, on the one hand, and Fund Parties, on the other hand, acknowledge that the identities of the other Party's customers (other than such information as


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may be independently developed or compiled by a Party from information supplied to it by the other Party's customers who also maintain accounts directly with it outside the Programs or from information which is otherwise publicly available), as well as information maintained by such other Party regarding those customers, and all computer programs, technical, trade secret or business information, including, without limitation, financial information, business or marketing strategies or plans, product development and procedures developed by such other Party or such other Party's agents in connection with this arrangement which is disclosed to the other Party hereto or otherwise obtained by the other party, its Affiliates, agents or representatives during the term of this Agreement, constitute the valuable property of such other Party ("Proprietary Information"). Service Provider and Fund Parties agree that should either of them be furnished any Proprietary Information, the Party who acquired such Proprietary Information shall use its best efforts to hold such information or property in confidence and refrain from using, disclosing, or distributing any of such information or other property except (i) with the other Party's prior written consent, or (ii) as required by law or judicial process. Service Provider and Fund Parties acknowledge that any breach of the foregoing agreements as to the other Party would result in immediate and irreparable harm to such other Party for which there would be no adequate remedy at law and agree that in the event of a breach such other Party will be entitled to seek equitable relief, as well as such other relief as any court of competent jurisdiction deems appropriate. Service Provider and Fund Parties shall promptly notify the other in writing of any unauthorized, negligent or inadvertent use or disclosure of Proprietary Information. Service Provider and Fund Parties shall be liable under this Agreement for any use or disclosure in violation of this Agreement by its employees, attorneys, accountants, or other advisors or agents. This Section 8 shall continue in full force and effect notwithstanding the termination of this Agreement.

9.       Information to be Provided.

         Fund Parties shall provide to Service Provider prior to the effectiveness of this Agreement or as soon thereafter as practicable, the following information and documents:

         (a) Resolutions of the board of directors of each Fund Party authorizing the Fund Party to enter into this Agreement and indicating the officers authorized to execute this Agreement on behalf of the Fund Party; and

         (b) The then-current Prospectus and Statement of Additional Information of each Fund. Fund Parties shall provide Service Provider with written copies of any amendments to or changes in each Fund's Prospectus or Statement of Additional Information as soon as practicable after such amendments or changes become available.

10.      Notices.

         All notices required by this Agreement shall be in writing and delivered personally or sent by first class mail, overnight courier or by facsimile that is promptly followed in writing. Such notices and other communications concerning this Agreement will be deemed to have been received as of the earlier of actual physical receipt or three (3)


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days after deposit, first class postage prepaid, in the United States mail. All such notices and other communication shall be made:







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         if to a Fund Party, to:            Thompson Plumb & Associates, Inc.
                                            1200 John Q. Hammons Drive
                                            Madison, WI 53717
                                            Fax: (608)  831-3455
                                            Attention: Alan Indermuehle

         if to Service Provider, to:        Thompson Plumb Trust Company
                                            1200 John Q. Hammons Drive
                                            Madison, WI 53717
                                            Fax: (608)  824-2101
                                            Attention: Jean Mangen

11.      Nonexclusivity.

         Each Party acknowledges that the other may enter into agreements similar to this Agreement with other parties for the performance of services similar to those to be provided under this Agreement, unless otherwise agreed to in writing by the Parties.

12.      Assignability.

         This Agreement is not assignable by any Party without the other Parties' prior written consents and any attempted assignment in contravention hereof shall be null and void.

13.      Exhibits and Schedules.

         All Exhibits and Schedules attached to this Agreement, as they may be amended from time to time, are by this reference incorporated into and made a part of this Agreement.

14.      Entire Agreement; Amendment.

         This Agreement, including the Exhibits and Schedules hereto, constitutes the entire agreement between the parties as to the subject matter hereof and supersede any and all agreements, representations and warranties, written or oral, regarding such subject matter made prior to the time at which this Agreement has been executed and delivered by Service Provider and Fund Parties. This Agreement and the Exhibits and Schedules hereto may be amended only by a writing executed by each party hereto that is to be bound by such amendment.

         15. Maintenance of Records. Service Provider will maintain all records required by law, including records detailing the services it provides in return for the fees to which it is entitled under this Agreement. Such records shall be preserved, maintained and made available to the extent required and in accordance with the 1940 Act and the rules thereunder. Upon the request of a Fund Party, Service Provider shall make copies or originals (if required) of such of these records available to the Fund Party. Service Provider agrees that it will permit a Fund Party to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the services provided under this


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Agreement. Service Provider also agrees to notify promptly the Fund or Fund
Party if Service Provider experiences any difficulty in maintaining the records described in this Section in an accurate and complete manner. This provision shall survive the termination of this Agreement.

16.      Governing Law.

         This Agreement will be governed by and interpreted under the laws of the State of Wisconsin as applied to contracts entered into and to be performed entirely within that state, without reference to conflict of laws provisions thereof.

17.      Counterparts.

         This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

18.      Effectiveness of Agreement; Termination.

         (a) This Agreement will become effective as to a Fund as of the date set forth on Schedule I opposite the name of the Fund.

         (b) This Agreement may be terminated as to a Fund by any Party (i) upon 60 days' written notice to the other Parties or (ii) upon such shorter notice as is required by law, order, or instruction by a court of competent jurisdiction or a regulatory body or self-regulatory organization with jurisdiction over the terminating Party.

         (c) After the date of termination as to any Fund, Fund Parties will not be obligated to pay the Fee with respect to any shares of the Fund that are first held by Clients after the date of such termination. However, notwithstanding any such termination, Fund Affiliate will remain obligated to pay Service Provider the Fee as to each share of the Fund that was considered in the calculation of the Fee as of the date of termination (a "Pre-Termination Share"), for so long as such Pre-Termination Share is held in any Service Provider brokerage account and Service Provider continues to perform substantially all of the Services as to such Pre-Termination Share. Further, for so long as Service Provider continues to perform the Services as to any Pre-Termination Shares, this Agreement will otherwise remain in full force and effect as to such Pre-Termination Shares.

         (d) Fund Affiliate will reimburse Service Provider for reasonable expenses actually incurred by Service Provider in effecting any termination of this Agreement, if such termination is by Fund Parties.


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         IN WITNESS WHEREOF, the Parties have executed this Agreement by a duly authorized representative of the parties hereto.

THOMPSON PLUMB TRUST COMPANY                   THOMPSON PLUMB FUNDS, INC.
                                               on its own behalf and on behalf
                                               of each Fund listed on Schedule I
                                               hereto

By:                                            By:
   -----------------------------                   -----------------------------
Title:                                         Title:
       -------------------------                      --------------------------


                                               THOMPSON PLUMB & ASSOCIATES, INC.

                                               By:
                                                   -----------------------------

                                               Title:
                                                      --------------------------





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                                    EXHIBIT A

                                    SERVICES

         Capitalized terms in this Exhibit have the meanings given them in the Agreement.

         1. RECORD MAINTENANCE

         Service Provider shall establish and maintain an omnibus account for all of its Clients' holdings in each Fund. Service Provider shall maintain the following records with respect to a Fund for each Client who holds Fund shares:

         (a) Number of shares;

         (b) Date, price and amount of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current year to date available thereafter in accordance with the record retention requirements of the 1934 Act and the 1940 Act;

         (c) Name and address of the customer, including zip codes and social security numbers or taxpayers identification numbers;

         (d) Records of distributions and dividend payments;

         (e) Any transfers of shares; and

         (f) Overall control records.

         2. SHAREHOLDER COMMUNICATIONS

         Service Provider shall:

         (a) Provide to a shareholder mailing agent employed by each Fund for the purpose of mailing certain Fund-related materials the names, addresses and share holdings of all Clients who hold shares of such Fund. Such shareholder mailing agent shall be a person or entity engaged by such Fund and the Fund-related materials to be sent by such agent shall consist of updated prospectuses and any supplements and amendments thereto, annual and other periodic reports, proxy information statements and other appropriate shareholder communications.

         (b) Mail current Fund prospectuses and statements of additional information and annual and other periodic reports upon Client request and, as applicable, with confirmation statements;

         (c) Mail statements to Clients on a monthly basis (or, as to accounts in which there has been no activity in a particular month, no less frequently than quarterly) showing, among other things, the number of shares of each Fund owned by such Client and the net asset value of such Fund as of a recent date;


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         (d) Produce and mail to Clients confirmation statements reflecting purchases and redemptions of shares of each Fund;

         (e) Respond to Client inquiries regarding, among other things, share prices, account balances, dividend amounts and dividend payment date; and

         (f) Distribute sales literature, answer routine customer inquiries regarding the Funds, assist Clients in changing dividend options, account designations and addresses, and in enrolling into any of several special investment plans offered in connection with the purchase of the Funds' shares, assist in the establishment and maintenance of customer accounts and records and in the processing of purchase and redemption transactions, and provide such other services as the Funds or the Client may reasonably request.

         (g) With respect to Fund shares purchased by Clients after the effective date of this Agreement, provide average cost basis reporting to the customers to assist them in preparation of income tax returns.

         3. TRANSACTIONAL SERVICES

         Service Provider shall communicate, as to shares of each Fund, purchase, redemption and exchange orders reflecting the orders it receives from its Clients. Service Provider shall also communicate, as to shares of each Fund, mergers, splits and other reorganization activities.

         4. TAX INFORMATION RETURNS AND REPORTS

         Service Provider shall prepare and file with the appropriate governmental agencies, such information, returns and reports as are required to be so filed for reporting (i) dividends and other distributions made, (ii) amounts withheld on dividends and other distributions and payments under applicable federal and state laws, rules and regulations, and (iii) gross proceeds of sales transactions as required.

         5. FUND COMMUNICATIONS

         Service Provider shall provide each Fund with a monthly report of average asset value for each Client on which the Fee is to be paid pursuant to the Agreement, the number of Clients invested in each Fund, and the number of share purchases and redemptions of each Fund made by Clients during the month. Such summaries shall be expressed in both shares and dollar amounts.


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                                   SCHEDULE I

         Thompson Plumb hereby agrees to become a party to this Agreement, on its own behalf and on behalf of each Fund listed on Schedule I hereto, as amended from time to time.

         Funds                                            Effective Date
         -----                                            --------------

Thompson Plumb Select Fund                                   8/1/02

Thompson Plumb Blue Chip Fund                                8/1/02

Thompson Plumb Growth Fund                                   8/1/02

Thompson Plumb Balanced Fund                                 8/1/02

Thompson Plumb Bond Fund                                     8/1/02


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                                    EXHIBIT B

                               CALCULATION OF FEE

         Capitalized terms used in this Exhibit have the meanings given them in the Agreement.

         1. The Fee shall be calculated by multiplying (a) the Average Daily Value of Qualifying Shares (defined below) by (b) the appropriate Fee Rate (indicated below). The Fee shall be computed and paid monthly in arrears.

         2. The Average Daily Value of Qualifying Shares is the aggregate average daily value of all shares of a Fund held by the Clients of Service Provider for the month, subject to the following exclusions ("Qualifying Shares"). There shall be excluded from the Qualifying Shares (i) shares as to which a Client paid Service Provider a transaction fee upon the purchase of such shares, and (ii) shares first held by a Client of Service Provider after the termination of this Agreement as to the Fund.

         3. The Fee Rate shall be 0.30% per annum per Fund.

         4. For purposes of this Exhibit, the daily value of the shares of each Fund will be the net asset value reported by such Fund on that day. No adjustments will be made to the net asset values to correct errors in the net asset values so reported for any day unless such error is corrected and the corrected net asset value per share is reported to Service Provider before 5:00 p.m., Central time, on the first business day after the day to which the error relates.

         5. At the request of Fund Parties, Service Provider shall provide, on each business day, a statement detailing the calculation for each Fund, the aggregate value of the Qualifying Shares of each Fund.

         6. Fund Affiliate shall pay Service Provider the Fee within 30 days after the end of the month. Such payment shall be by wire transfer, unless the amount thereof is less than $2,000. Such wire transfers shall be separate from wire transfers of redemption proceeds or distributions under any other agreement. Amounts less than $2,000 may, at Fund Affiliate's discretion, be paid by check.